Exhibit 99.1

Contact:	Edward R. Carlin Chief Financial Officer (865) 966-2000
GOODY’S FAMILY CLOTHING UPDATES HURRICANE KATRINA IMPACT ON STORES
Knoxville, Tennessee (September 13, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today updated information released on September 1, 2005, related to the impact of Hurricane Katrina on its operations. The Company currently has four stores that remain closed as a result of the disaster — one each in Hattiesburg and Gulfport, Mississippi; and Houma and Hammond, Louisiana. The affected stores have sustained damage related to merchandise inventory, furniture and fixtures, and leasehold improvements. As previously reported, ten other stores were closed for a short period following the hurricane, and the accompanying severe wind, rain, and intermittent power outages affected approximately 40 other stores to varying degrees. The Company believes that its property and business interruption insurance in place will cover all or a portion of these damages, subject to applicable deductibles and policy conditions, but it cannot yet estimate the impact on results of operations.
The Company is hopeful that the stores located in Hammond and Houma, Louisiana, and Hattiesburg, Mississippi, will reopen in November 2005, and that the store in Gulfport, Mississippi, will reopen in March 2006. The Company cautioned that these dates are, at best, estimates, given the uncertainties attendant to rebuilding in the affected communities.
This press release contains certain forward-looking statements which are based upon current expectations, business plans and estimates and involve material risks and uncertainties including, but not limited to:
(i)	the ability to successfully reopen store locations affected by Hurricane Katrina; and
(ii)	the level of insurance proceeds.
Readers are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain of such filings may be accessed through the Company’s web site, www.goodysonline.com, then choose “SEC Filings.”
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, and with the temporary closure of four stores during fiscal September 2005, currently operates 370 stores in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.
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